Exhibit 16.1

Deloitte Touche Tohmatsu Certified Public Accountants LLP 30/F Bund Center 222 Yan An Road East Shanghai 200002, PRC Tel: +86 21 6141 8888 Fax: +86 21 6335 0003 www.deloitte.com/cn

July 19, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read 111, Inc.’s Form 6-K dated July 19, 2024, and have the following comments:

1.	We agree with the statements made in the section “Dismissal of independent registered public accounting firm” for which we have a basis on which to comment on, and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made outside of the aforementioned section.

Yours truly,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP